EXHIBIT 99.1

Wells-Gardner Reports Strong 4th Quarter and Year End Results

Revenue Increased 18.7% In The Fourth Quarter

Chicago, Illinois, February 9, 2005 - Wells-Gardner Electronics Corporation (AMEX: WGA) today announced sales for the fourth quarter ended December 31, 2004 rose 18.7% from last year to $13.4 million, versus $11.3 million for the 2003 quarter.   Fourth quarter 2004 net income was $317,000 or $0.04 per share compared with a net loss of ($802,000) or ($0.12) per share for the 2003 quarter.  The fourth quarter of 2003 included a non-recurring charge of $797,000 to consolidate operations and eliminate non-core products. It should be noted that sales and net income in the quarter were the highest of any other quarter that year.

For fiscal 2004 ending December 31, 2004, sales rose to $51.5 million, an increase of 10.4% from $46.7 million reported in 2003.  2004 net income was $1,068,000 or $0.15 per share compared with a net loss of ($697,000) or ($0.11) per share for 2003.

“We are pleased with the Company’s financial performance in 2004 and especially pleased with the fourth quarter being the strongest of the year,” said Anthony Spier, Wells-Gardner’s Chairman and Chief Executive Officer.  “Gaming sales drove the fourth quarter results due to the performance of our gaming customers adding market share and the general strength of the gaming business.   Our overall margins rose to 18% and with the continued tight control of expenses, our profitability continued to increase.  The Company outperformed internal expectations in various aspects of the business, more importantly LCD sales accounted for more than 6% of our sales in 2004, higher than we had projected.”

“Our balance sheet was considerably strengthened in 2004 with the completion of our private equity transaction raising $5.5 million in September,” noted George B. Toma, Wells-Gardner’s Chief Financial Officer.  “The proceeds were used to increase our inventory investment needed for LCD production and to reduce bank debt.”

Outlook

The Company is anticipating 2005 growth with sales between $57 and $59 million with earnings per share expected to be in the $0.17-$0.19 range.  The gaming industry is set to experience one of its most dynamic growth phases with more than 60,000 video slot machines expected to be installed in the state of Pennsylvania, new gambling compacts in California and Oklahoma, further progress in the legalization of slots in South Florida as well as expanded gaming being seriously considered around the world, the timing of this expansion has not yet been determined.  Management agrees with gaming analysts and experts who believe the LCD transition will be a part of the next slot machine replacement cycle, following the ticket-in, ticket-out phenomena.  The Company is preparing for this next replacement cycle and plans to play a major role in it.  The Company believes that 25% of all gaming machines sold in the United States in 2005 will have LCD screens as part of them.   We will update our guidance based on timing issues related to this transition and the start up, expansion or legalization of markets around the world.

The Company will hold a conference call today at 11:00 a.m. EST.  The conference call domestic dial in number is 800-599-9816, passcode 81175274.  Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be taken only from participants on the conference call.  The teleconference will be webcast on the Company’s website at www.wellsgardner.com under the investor relations section.

Founded in 1925, Wells-Gardner Electronics Corporation is a distributor and manufacturer of color video monitors and other related distribution products for a variety of markets including, but not limited to, gaming machine manufacturers, casinos, coin-operated video game manufacturers and other display integrators. During 2000, the Company formed a 50/50 joint venture named Wells-Eastern Asia Displays (“WEA”) to manufacture video monitors in Malaysia. In addition, the Company acquired American Gaming & Electronics, Inc. (“AGE”), a leading parts distributor to the gaming markets, which sells parts and services to over 700 casinos in North America with offices in Las Vegas, Nevada, Egg Harbor Township, New Jersey and McCook, Illinois.  AGE also sells refurbished gaming machines on a global basis as well as installs and services some brands of new gaming machines into casinos in North America.  For additional investor information, please contact Alan Woinski - Gaming Venture Corp., USA at (201) 599-8484.

Consolidated Condensed Statements of Operations

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Sales	13,376,000	11,270,000	51,535,000	46,681,000
Cost of sales	11,099,000	9,816,000	42,296,000	38,664,000
Engineering, selling & administrative	2,035,000	2,225,000	8,170,000	8,557,000
Operating earnings (loss)	242,000	(771,000)	1,069,000	(540,000)
Other (income) expense {net}	(75,000)	31,000	(33,000)	143,000
Income tax	0	0	34,000	14,000
Net earnings (loss)	317,000	(802,000)	1,068,000	(697,000)

Per share data:
Basic net earnings (loss) per share	0.04	(0.12)	0.15	(0.11)
Diluted net earnings (loss) per common share	0.04	(0.12)	0.15	(0.11)

Weighted average common shares outstanding	8,150,267	6,546,100	7,162,502	6,339,915
Weighted average common & common equivalent shares outstanding	8,345,964	6,546,100	7,339,083	6,339,915

Consolidated Condensed Balance Sheets

	December 31,	December 31,
	2004	2003
Assets:
Cash & cash equivalents	534,000	283,000
Accounts receivable	5,757,000	4,690,000
Accounts receivable, affiliates	3,635,000	2,077,000
Inventory	13,556,000	8,904,000
Other current assets	793,000	1,041,000
Total current assets	24,275,000	16,995,000
Fixed assets {net}	1,735,000	2,050,000
Investment in joint venture	1,139,000	798,000
Intangibles {net}	1,329,000	1,329,000
Total assets	28,478,000	21,172,000

Liabilities & Shareholders’ Equity:
Accounts payable	4,333,000	2,635,000
Accounts payable, affiliates	5,023,000	3,679,000
Other current liabilities	675,000	629,000
Total current liabilities	10,031,000	6,943,000
Long-term note payable	3,168,000	5,968,000
Shareholders’ equity	15,279,000	8,261,000
Total liabilities & shareholders’ equity	28,478,000	21,172,000